PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Second Quarter 2025 Results
RANCHO CORDOVA, CA July 23, 2025 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $14.5 million for the three months ended June 30, 2025, as compared to $13.1 million for the three months ended March 31, 2025 and $10.8 million for the three months ended June 30, 2024.
Second Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	June 30, 2025	March 31, 2025	June 30, 2024
Return on average assets (“ROAA”)	1.37%	1.30%	1.23%
Return on average equity (“ROAE”)	14.17%	13.28%	11.72%
Pre-tax income	$20,099	$18,391	$15,152
Pre-tax, pre-provision income(1)	$22,599	$20,291	$17,152
Net income	$14,508	$13,111	$10,782
Basic earnings per common share	$0.68	$0.62	$0.51
Diluted earnings per common share	$0.68	$0.62	$0.51
Weighted average basic common shares outstanding	21,225,831	21,209,881	21,039,798
Weighted average diluted common shares outstanding	21,269,265	21,253,588	21,058,085
Shares outstanding at end of period	21,360,991	21,329,235	21,319,583
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“We are very pleased to report an exceptional quarter where the continuation of our organic growth strategy fueled new account openings and resulted in growth in loans and deposits. Total loans held for investment increased by $136.2 million, or 3.76% (15.04% when annualized), and total deposits increased by $158.3 million, or 4.24% (16.94% when annualized). Net interest margin increased by eight basis points to 3.53%, while our efficiency ratio decreased to 41.03% compared to 42.58% for the first quarter of 2025. Short-term borrowings remained at zero as of June 30, 2025 and December 31, 2024. This quarter, we declared another dividend to shareholders, which exemplifies our commitment to shareholder value.
This success serves as a strong testimony to our people, technology, operating efficiencies, conservative underwriting practices, exceptional credit quality, and prudent approach to portfolio management, which we believe will continue to benefit our clients, employees, community, and shareholders. It is also attributable to our relationship-based banking approach, where clients receive high-tech and high-touch concierge business banking services.
We look forward to bringing these services to the Walnut Creek market, where we expect to open an office in the third quarter of 2025. Since our expansion in the San Francisco Bay Area began in June 2023, the team has grown to 34 employees with $456.9 million in deposits as of June 30, 2025. We also look forward to the continued growth of business verticals, including Food, Agribusiness, and Diversified Industries where we believe clients will benefit from our global trade services and exceptional treasury management tools.

As we look to the second half of 2025, we are humbled and proud of our team’s accomplishments. We also thank our employees for their outstanding commitment to ensuring Five Star Bank remains a safe, trusted, and steadfast banking partner.”
Financial highlights as of and during the three months ended June 30, 2025 included the following:
•The San Francisco Bay Area team increased from 31 to 34 employees and generated deposit balances totaling $456.9 million at June 30, 2025, an increase of $77.2 million from March 31, 2025.
•The Company hired five new Business Development Officers, increasing from 35 at March 31, 2025 to 40 at June 30, 2025.
•Cash and cash equivalents were $483.8 million, representing 12.42% of total deposits at June 30, 2025, as compared to 12.11% at March 31, 2025.
•Total deposits increased by $158.3 million, or 4.24%, during the three months ended June 30, 2025, due to increases in non-wholesale deposits that exceeded decreases in wholesale deposits, which the Company defines as brokered deposits and California Time Deposit Program deposits. During the three months ended June 30, 2025, non-wholesale deposits increased by $191.6 million, or 6.29%, and wholesale deposits decreased by $33.4 million, or 4.84%.
•The Company had no short-term borrowings at June 30, 2025 or March 31, 2025.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 41.03% for the three months ended June 30, 2025, as compared to 42.58% for the three months ended March 31, 2025 and 44.07% for the three months ended June 30, 2024.
•For the three months ended June 30, 2025, net interest margin was 3.53%, as compared to 3.45% for the three months ended March 31, 2025 and 3.39% for the three months ended June 30, 2024. The effective Federal Funds rate was 4.33% as of June 30, 2025, remaining constant from March 31, 2025 and decreasing from 5.33% at June 30, 2024.
•Other comprehensive loss was $0.3 million during the three months ended June 30, 2025. Unrealized losses, net of tax effect, on available-for-sale securities were $12.0 million as of June 30, 2025. Total carrying value of held-to-maturity and available-for-sale securities represented 0.06% and 2.22% of total interest-earning assets, respectively, as of June 30, 2025.
•The Company’s common equity Tier 1 capital ratio was 10.85% and 11.00% as of June 30, 2025 and March 31, 2025, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended June 30, 2025 was as follows:

(in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Loans held for investment	$3,758,025	$3,621,819	$136,206	3.76%
Non-interest-bearing deposits	1,004,061	933,652	70,409	7.54%
Interest-bearing deposits	2,890,561	2,802,702	87,859	3.13%

(in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Loans held for investment	$3,758,025	$3,266,291	$491,734	15.05%
Non-interest-bearing deposits	1,004,061	825,733	178,328	21.60%
Interest-bearing deposits	2,890,561	2,323,898	566,663	24.38%
•The ratio of nonperforming loans to loans held for investment at period end increased from 0.05% at March 31, 2025 to 0.06% at June 30, 2025. The increase was due to one commercial real estate loan being put on nonaccrual status during the quarter.
•The Company’s Board of Directors declared on April 17, 2025, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended June 30, 2025. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on July 17, 2025, which the Company expects to pay on August 11, 2025 to shareholders of record as of August 4, 2025.

Summary Results
Three months ended June 30, 2025, as compared to three months ended March 31, 2025
The Company’s net income was $14.5 million for the three months ended June 30, 2025, as compared to $13.1 million for the three months ended March 31, 2025. Net interest income increased by $2.5 million during the three months ended June 30, 2025, as compared to the three months ended March 31, 2025, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses increased by $0.6 million, with loan growth and increases in net charge-offs during the three months ended June 30, 2025 as the leading drivers. Non-interest income increased by $0.5 million, primarily due to an overall improvement in the estimated earnings related to investments in venture-backed funds during the three months ended June 30, 2025, as compared to the three months ended March 31, 2025. Non-interest expense increased by $0.7 million during the three months ended June 30, 2025, as compared to the three months ended March 31, 2025, primarily related to increases in business travel, conferences, training, and advertising and promotional expenses associated with expansion of the Bank’s business development teams, partially offset by an increase in deferred loan origination costs.
Three months ended June 30, 2025, as compared to three months ended June 30, 2024
The Company’s net income was $14.5 million for the three months ended June 30, 2025, as compared to $10.8 million for the three months ended June 30, 2024. Net interest income increased by $7.4 million during the three months ended June 30, 2025, as compared to the three months ended June 30, 2024, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense driven by deposit growth. The provision for credit losses increased by $0.5 million, with increases in net charge-offs during the three months ended June 30, 2025 as the leading driver. Non-interest income increased by $0.2 million, primarily due to an overall improvement in the estimated earnings related to investments in venture-backed funds, partially offset by a decrease in the volume of loans sold during the three months ended June 30, 2025, as compared to the three months ended June 30, 2024. Non-interest expense increased by $2.2 million during the three months ended June 30, 2025, as compared to the three months ended June 30, 2024, with an increase in salaries and employee benefits related to increased headcount as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	June 30, 2025	March 31, 2025	$ Change	% Change
Selected operating data:
Net interest income	$36,515	$33,977	$2,538	7.47%
Provision for credit losses	2,500	1,900	600	31.58%
Non-interest income	1,810	1,359	451	33.19%
Non-interest expense	15,726	15,045	681	4.53%
Pre-tax income	20,099	18,391	1,708	9.29%
Provision for income taxes	5,591	5,280	311	5.89%
Net income	$14,508	$13,111	$1,397	10.66%
Earnings per common share:
Basic	$0.68	$0.62	$0.06	9.68%
Diluted	$0.68	$0.62	$0.06	9.68%
Performance and other financial ratios:
ROAA	1.37%	1.30%
ROAE	14.17%	13.28%
Net interest margin	3.53%	3.45%
Cost of funds	2.53%	2.56%
Efficiency ratio	41.03%	42.58%

	Three months ended
(in thousands, except per share data)	June 30, 2025	June 30, 2024	$ Change	% Change
Selected operating data:
Net interest income	$36,515	$29,092	$7,423	25.52%
Provision for credit losses	2,500	2,000	500	25.00%
Non-interest income	1,810	1,573	237	15.07%
Non-interest expense	15,726	13,513	2,213	16.38%
Pre-tax income	20,099	15,152	4,947	32.65%
Provision for income taxes	5,591	4,370	1,221	27.94%
Net income	$14,508	$10,782	$3,726	34.56%
Earnings per common share:
Basic	$0.68	$0.51	$0.17	33.33%
Diluted	$0.68	$0.51	$0.17	33.33%
Performance and other financial ratios:
ROAA	1.37%	1.23%
ROAE	14.17%	11.72%
Net interest margin	3.53%	3.39%
Cost of funds	2.53%	2.56%
Efficiency ratio	41.03%	44.07%
Balance Sheet Summary

(in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Selected financial condition data:
Total assets	$4,413,473	$4,245,057	$168,416	3.97%
Cash and cash equivalents	483,810	452,571	31,239	6.90%
Total loans held for investment	3,758,025	3,621,819	136,206	3.76%
Total investments	97,575	99,696	(2,121)	(2.13)%
Total liabilities	3,996,731	3,838,606	158,125	4.12%
Total deposits	3,894,622	3,736,354	158,268	4.24%
Subordinated notes, net	73,968	73,932	36	0.05%
Total shareholders’ equity	416,742	406,451	10,291	2.53%
•Insured and collateralized deposits were approximately $2.6 billion, representing 67.06% of total deposits as of June 30, 2025, as compared to 67.55% as of March 31, 2025. Net uninsured and uncollateralized deposits were approximately $1.3 billion as of June 30, 2025, increasing from $1.2 billion at March 31, 2025.
•Non-wholesale deposit accounts constituted 83.14% of total deposits as of June 30, 2025, as compared to 81.53% at March 31, 2025. Deposit relationships of greater than $5 million represented 59.91% of total deposits, as compared to 60.87% as of March 31, 2025, and had an average age of approximately 8.34 years as of June 30, 2025, as compared to 8.80 years as of March 31, 2025.
•Total deposits as of June 30, 2025 were $3.9 billion, an increase of $158.3 million, or 4.24%, from March 31, 2025 comprised of increases in both interest-bearing and non-interest-bearing deposits. The primary driver of interest-bearing deposit growth was new money market deposit accounts opened during the quarter, adding $87.4 million in new balances. Non-interest-bearing deposit growth was driven by new accounts opened during the quarter, adding $68.7 million in new balances.

•Cash and cash equivalents as of June 30, 2025 were $483.8 million, representing 12.42% of total deposits at June 30, 2025, as compared to 12.11% as of March 31, 2025.
•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $2.2 billion as of June 30, 2025, as compared to $2.0 billion at March 31, 2025.

	June 30, 2025
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,290,446	$732,500	$—	$557,946
Federal Reserve Discount Window	926,573	—	—	926,573
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	483,810
Total	$2,402,019	$732,500	$—	$2,153,329

(in thousands)	June 30, 2025	December 31, 2024	$ Change	% Change
Selected financial condition data:
Total assets	$4,413,473	$4,053,278	$360,195	8.89%
Cash and cash equivalents	483,810	352,343	131,467	37.31%
Total loans held for investment	3,758,025	3,532,686	225,339	6.38%
Total investments	97,575	100,914	(3,339)	(3.31)%
Total liabilities	3,996,731	3,656,654	340,077	9.30%
Total deposits	3,894,622	3,557,994	336,628	9.46%
Subordinated notes, net	73,968	73,895	73	0.10%
Total shareholders’ equity	416,742	396,624	20,118	5.07%
The increase in total assets from December 31, 2024 to June 30, 2025 was primarily comprised of a $225.3 million increase in total loans held for investment and a $131.5 million increase in cash and cash equivalents. The $225.3 million increase in total loans held for investment between December 31, 2024 and June 30, 2025 was a result of $578.8 million in loan originations and advances, partially offset by $130.3 million and $223.1 million in loan payoffs and paydowns, respectively. The $225.3 million increase in total loans held for investment included $43.9 million in purchases of loans within the consumer concentration of the loan portfolio. The $131.5 million increase in cash and cash equivalents primarily resulted from net cash inflows related to financing and operating activities of $328.1 million and $28.1 million, respectively, partially offset by net cash outflows related to investing activities of $224.7 million.
The increase in total liabilities from December 31, 2024 to June 30, 2025 was primarily due to an increase in interest-bearing deposits of $255.2 million. The increase in interest-bearing deposits was largely due to increases in money market and time deposits of $179.4 million and $101.9 million, respectively.
The increase in total shareholders’ equity from December 31, 2024 to June 30, 2025 was primarily a result of net income recognized of $27.6 million and a $0.4 million increase in accumulated other comprehensive income, partially offset by $8.5 million in cash dividends paid during the period.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Interest and fee income	$60,580	$57,087	$3,493	6.12%
Interest expense	24,065	23,110	955	4.13%
Net interest income	$36,515	$33,977	$2,538	7.47%
Net interest margin	3.53%	3.45%

	Three months ended
(in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Interest and fee income	$60,580	$48,998	$11,582	23.64%
Interest expense	24,065	19,906	4,159	20.89%
Net interest income	$36,515	$29,092	$7,423	25.52%
Net interest margin	3.53%	3.39%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2025			March 31, 2025			June 30, 2024
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$361,866	$3,987	4.42%	$328,571	$3,575	4.41%	$148,936	$1,986	5.36%
Investment securities	97,886	577	2.37%	100,474	581	2.34%	105,819	650	2.47%
Loans held for investment and sale	3,691,616	56,016	6.09%	3,567,992	52,931	6.02%	3,197,921	46,362	5.83%
Total interest-earning assets	4,151,368	60,580	5.85%	3,997,037	57,087	5.79%	3,452,676	48,998	5.71%
Interest receivable and other assets, net	101,632			93,543			84,554
Total assets	$4,253,000			$4,090,580			$3,537,230

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$283,369	$1,043	1.48%	$303,822	$1,112	1.48%	$291,470	$1,104	1.52%
Savings accounts	121,692	801	2.64%	123,599	772	2.53%	120,080	856	2.87%
Money market accounts	1,647,628	13,270	3.23%	1,540,879	12,435	3.27%	1,547,814	13,388	3.48%
Time accounts	726,295	7,790	4.30%	706,528	7,629	4.38%	272,887	3,369	4.96%
Subordinated notes and other borrowings	73,967	1,161	6.30%	73,908	1,162	6.37%	75,747	1,189	6.31%
Total interest-bearing liabilities	2,852,951	24,065	3.38%	2,748,736	23,110	3.41%	2,307,998	19,906	3.47%
Demand accounts	957,034			910,954			817,668
Interest payable and other liabilities	32,406			30,389			41,429
Shareholders’ equity	410,609			400,501			370,135
Total liabilities & shareholders’ equity	$4,253,000			$4,090,580			$3,537,230

Net interest spread			2.47%			2.38%			2.24%
Net interest income/margin		$36,515	3.53%		$33,977	3.45%		$29,092	3.39%

Net interest income during the three months ended June 30, 2025 increased $2.5 million, or 7.47%, to $36.5 million compared to $34.0 million during the three months ended March 31, 2025. Net interest margin totaled 3.53% for the three months ended June 30, 2025, an increase of eight basis points compared to the prior quarter. The increase in net interest income is primarily attributable to an additional $3.5 million in interest income, mainly due to a $123.6 million, or 3.46%, increase in the average balance of loans and a seven basis point improvement in the average yield on loans during the three months ended June 30, 2025 compared to the prior quarter. The increase in interest income was partially offset by an additional $1.0 million in interest expense, which was mainly driven by a $150.2 million, or 4.19%, increase in the average balance of deposits at an average rate of two basis points lower than the prior quarter.
As compared to the three months ended June 30, 2024, net interest income increased $7.4 million, or 25.52%, to $36.5 million from $29.1 million. Net interest margin totaled 3.53% for the three months ended June 30, 2025, an increase of 14 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $11.6 million in interest income, mainly due to a $493.7 million, or 15.44%, increase in the average balance of loans and a 26 basis point improvement in the average yield on loans during the three months ended June 30, 2025 compared to the same quarter of the prior year. The increase in interest income was partially offset by an additional $4.2 million in interest expense compared to the same quarter of the prior year. The increase in interest expense is mainly attributable to a $686.1 million, or 22.50%, increase in the average balance of deposits at an average rate of one basis point lower during the three months ended June 30, 2025 compared to the same quarter of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	June 30, 2025	March 31, 2025
Real estate:
Commercial	$3,066,627	$2,941,201
Commercial land and development	1,422	3,556
Commercial construction	112,399	113,002
Residential construction	5,479	5,747
Residential	33,132	34,053
Farmland	51,579	43,643
Commercial:
Secured	173,855	170,525
Unsecured	37,568	34,970
Consumer and other	278,215	277,093
Net deferred loan fees	(2,251)	(1,971)
Total loans held for investment	$3,758,025	$3,621,819
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	June 30, 2025	March 31, 2025
Interest-bearing transaction accounts	$292,257	$295,633
Money market accounts	1,704,652	1,577,473
Savings accounts	121,567	128,210
Time accounts	772,085	801,386
Total interest-bearing deposits	$2,890,561	$2,802,702

Asset Quality
Allowance for Credit Losses
At June 30, 2025, the Company’s allowance for credit losses was $40.2 million, as compared to $37.8 million at December 31, 2024. The $2.4 million increase in the allowance is due to a $4.6 million provision for credit losses recorded during the six months ended June 30, 2025, partially offset by net charge-offs of $2.2 million, primarily attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment increased from 0.05% at December 31, 2024 to 0.06% at June 30, 2025. Loans designated as watch decreased from $123.4 million to $106.5 million between December 31, 2024 and June 30, 2025. Loans designated as substandard increased from $2.6 million to $4.2 million between December 31, 2024 and June 30, 2025. There were no loans with doubtful risk grades at June 30, 2025 or December 31, 2024.
A summary of the allowance for credit losses by loan class is as follows:

	June 30, 2025		December 31, 2024
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$27,792	69.19%	$25,864	68.44%
Commercial land and development	33	0.08%	78	0.21%
Commercial construction	2,575	6.41%	2,268	6.00%
Residential construction	75	0.19%	64	0.17%
Residential	334	0.83%	270	0.71%
Farmland	723	1.80%	607	1.61%
	31,532	78.50%	29,151	77.14%
Commercial:
Secured	5,623	14.00%	5,866	15.52%
Unsecured	417	1.04%	278	0.74%
	6,040	15.04%	6,144	16.26%
Consumer and other	2,595	6.46%	2,496	6.60%
Total allowance for credit losses	$40,167	100.00%	$37,791	100.00%
The ratio of allowance for credit losses to loans held for investment remained at 1.07% at June 30, 2025 and December 31, 2024.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Service charges on deposit accounts	$196	$215	$(19)	(8.84)%
Gain on sale of loans	119	125	(6)	(4.80)%
Loan-related fees	468	448	20	4.46%
FHLB stock dividends	325	331	(6)	(1.81)%
Earnings on bank-owned life insurance	220	161	59	36.65%
Other income	482	79	403	510.13%
Total non-interest income	$1,810	$1,359	$451	33.19%
Other income. The increase resulted primarily from an overall improvement in the estimated earnings related to investments in venture-backed funds during the three months ended June 30, 2025 compared to the three months ended March 31, 2025.

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Service charges on deposit accounts	$196	$189	$7	3.70%
Gain on sale of loans	119	449	(330)	(73.50)%
Loan-related fees	468	370	98	26.49%
FHLB stock dividends	325	329	(4)	(1.22)%
Earnings on bank-owned life insurance	220	158	62	39.24%
Other income	482	78	404	517.95%
Total non-interest income	$1,810	$1,573	$237	15.07%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold, partially offset by an improvement in the effective yield of loans sold. During the three months ended June 30, 2025, approximately $1.6 million of loans were sold with an effective yield of 7.60%, as compared to approximately $6.8 million of loans sold with an effective yield of 6.60% during the three months ended June 30, 2024.
Other income. The increase related primarily to an overall improvement in the estimated earnings related to investments in venture-backed funds during the three months ended June 30, 2025 compared to the three months ended June 30, 2024.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Salaries and employee benefits	$8,910	$9,134	$(224)	(2.45)%
Occupancy and equipment	657	637	20	3.14%
Data processing and software	1,508	1,457	51	3.50%
Federal Deposit Insurance Corporation (“FDIC”) insurance	470	455	15	3.30%
Professional services	918	913	5	0.55%
Advertising and promotional	865	522	343	65.71%
Loan-related expenses	423	319	104	32.60%
Other operating expenses	1,975	1,608	367	22.82%
Total non-interest expense	$15,726	$15,045	$681	4.53%
Salaries and employee benefits. The decrease related primarily to: (i) a $0.6 million increase in deferred loan origination costs due to greater loan originations, net of purchased consumer loans; and (ii) $0.1 million decrease in salaries, benefits, and bonus expense. The decrease was partially offset by a $0.5 million increase in commissions expense due to greater loan originations, net of purchased consumer loans, period-over-period.
Advertising and promotional. The increase related primarily to additional expenses incurred to support the expansion of the Bank’s business development teams, including a $0.1 million increase related to business development expenses, a $0.1 million increase in expenses related to sponsored events and partnerships, and a $0.1 million increase in expenses related to donations.
Loan-related expenses. The increase related primarily to a $0.1 million increase in expenses related to inspections to support the increase in loan originations and annual loan reviews.
Other operating expenses. The increase was primarily due to a $0.2 million increase in business travel expenses and a $0.1 million increase in expenses related to conferences and trainings attended.

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Salaries and employee benefits	$8,910	$7,803	$1,107	14.19%
Occupancy and equipment	657	646	11	1.70%
Data processing and software	1,508	1,235	273	22.11%
FDIC insurance	470	390	80	20.51%
Professional services	918	767	151	19.69%
Advertising and promotional	865	615	250	40.65%
Loan-related expenses	423	297	126	42.42%
Other operating expenses	1,975	1,760	215	12.22%
Total non-interest expense	$15,726	$13,513	$2,213	16.38%
Salaries and employee benefits. The increase related primarily to: (i) a $1.2 million increase in salaries, benefits, and bonus expense, mainly related to a 16.58% increase in headcount between June 30, 2024 and June 30, 2025; and (ii) a $0.1 million increase in commissions paid. This increase was partially offset by a $0.2 million increase in deferred loan origination costs due to a greater number of loan originations, net of purchased consumer loans, period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to a $0.1 million increase in fees paid for compensation and business development consulting services.
Advertising and promotional. The increase related primarily to additional expenses incurred to support the expansion of the Bank’s business development teams, including a $0.1 million increase in expenses related to sponsored events and partnerships and a $0.1 million increase related to business development expenses.
Loan-related expenses. The increase related primarily to a $0.1 million increase in expenses related to inspections to support the increase in loan originations and annual loan reviews.
Other operating expenses. The increase was primarily due to a $0.1 million increase in travel expense and a $0.1 million increase in expenses related to conferences, trainings, and professional association memberships.
Provision for Income Taxes
On July 4, 2025, the President signed H.R. 1, the “One Big Beautiful Bill Act,” into law. The legislation includes several changes to federal tax law that generally allow for more favorable deductibility of certain business expenses beginning in 2025, including the restoration of immediate expensing of domestic R&D expenditures, reinstatement of 100% bonus depreciation, and more favorable rules for determining the limitation on business interest expense. The Act also made certain changes to the deductibility of the cost of meals and charitable contributions that are effective for tax years beginning after Dec. 31, 2025. These changes were not reflected in the income tax provision for the period ended June 30, 2025, as enactment occurred after the balance sheet date. The Company is currently evaluating the impact on future periods.

Three months ended June 30, 2025, as compared to three months ended March 31, 2025

Provision for income taxes increased to $5.6 million for the three months ended June 30, 2025 from $5.3 million for the three months ended March 31, 2025, which was primarily due to an increase in taxable income recognized during the three months ended June 30, 2025. This increase was partially offset by a net $0.2 million reduction to the provision recorded during the three months ended June 30, 2025. This adjustment related to a tax law change for the state of California effective as of June 30, 2025, which requires a transition from a three-factor apportionment formula to a single-sales-factor formula for determining state income tax. As such, the Company recorded a net benefit of approximately $0.9 million relating to the current year provision, which was partially offset by a $0.7 million expense relating to the remeasuring of the deferred tax assets and liabilities as of June 30, 2025. The effective tax rates were 27.82% and 28.71% for the three months ended June 30, 2025 and March 31, 2025, respectively.
Three months ended June 30, 2025, as compared to three months ended June 30, 2024
Provision for income taxes increased by $1.2 million, or 27.94%, for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. This increase was primarily driven by an increase in taxable income. This increase was partially offset by a net $0.2 million reduction to the provision recorded during the three months ended June 30, 2025. This adjustment related to a tax law change for the state of California effective as of June 30, 2025, which requires a transition from a three-factor apportionment formula to a single-sales-factor formula for determining state income tax. As such, the Company recorded a net benefit of approximately $0.9 million relating to the current year provision, which was partially offset by a $0.7 million expense relating to the remeasuring of the deferred tax assets and liabilities as of June 30, 2025. The effective tax rates were 27.82% and 28.84% for the three months ended June 30, 2025 and June 30, 2024, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Thursday, July 24, 2025 at 1:00 PM ET (10:00 AM PT) to discuss its second quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has eight branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the three months ended March 31, 2025, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	June 30, 2025	March 31, 2025	June 30, 2024
Revenue and Expense Data
Interest and fee income	$60,580	$57,087	$48,998
Interest expense	24,065	23,110	19,906
Net interest income	36,515	33,977	29,092
Provision for credit losses	2,500	1,900	2,000
Net interest income after provision	34,015	32,077	27,092
Non-interest income:
Service charges on deposit accounts	196	215	189
Gain on sale of loans	119	125	449
Loan-related fees	468	448	370
FHLB stock dividends	325	331	329
Earnings on bank-owned life insurance	220	161	158
Other income	482	79	78
Total non-interest income	1,810	1,359	1,573
Non-interest expense:
Salaries and employee benefits	8,910	9,134	7,803
Occupancy and equipment	657	637	646
Data processing and software	1,508	1,457	1,235
FDIC insurance	470	455	390
Professional services	918	913	767
Advertising and promotional	865	522	615
Loan-related expenses	423	319	297
Other operating expenses	1,975	1,608	1,760
Total non-interest expense	15,726	15,045	13,513
Income before provision for income taxes	20,099	18,391	15,152
Provision for income taxes	5,591	5,280	4,370
Net income	$14,508	$13,111	$10,782

Comprehensive Income
Net income	$14,508	$13,111	$10,782
Net unrealized holding gain on securities available-for-sale during the period	190	1,030	295
Less: Income tax expense related to other comprehensive (loss) income	502	305	87
Other comprehensive (loss) income	(312)	725	208
Total comprehensive income	$14,196	$13,836	$10,990

	Three months ended
(in thousands, except per share and share data)	June 30, 2025	March 31, 2025	June 30, 2024
Share and Per Share Data
Earnings per common share:
Basic	$0.68	$0.62	$0.51
Diluted	$0.68	$0.62	$0.51
Book value per share	$19.51	$19.06	$17.85
Tangible book value per share(1)	$19.51	$19.06	$17.85
Weighted average basic common shares outstanding	21,225,831	21,209,881	21,039,798
Weighted average diluted common shares outstanding	21,269,265	21,253,588	21,058,085
Shares outstanding at end of period	21,360,991	21,329,235	21,319,583

Selected Financial Ratios
ROAA	1.37%	1.30%	1.23%
ROAE	14.17%	13.28%	11.72%
Net interest margin	3.53%	3.45%	3.39%
Loan to deposit(2)	96.50%	97.01%	103.87%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Balance Sheet Data
Cash and due from financial institutions	$53,724	$42,473	$28,572
Interest-bearing deposits in banks	430,086	410,098	161,787
Time deposits in banks	849	4,024	4,097
Securities - available-for-sale, at fair value	94,990	97,111	103,204
Securities - held-to-maturity, at amortized cost	2,585	2,585	2,973
Loans held for sale	309	2,669	5,322
Loans held for investment	3,758,025	3,621,819	3,266,291
Allowance for credit losses	(40,167)	(39,224)	(35,406)
Loans held for investment, net of allowance for credit losses	3,717,858	3,582,595	3,230,885
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	7,094	5,944	6,630
Premises and equipment, net	1,606	1,524	1,610
Bank-owned life insurance	23,466	23,246	19,030
Interest receivable and other assets	65,906	57,788	55,107
Total assets	$4,413,473	$4,245,057	$3,634,217

Non-interest-bearing deposits	$1,004,061	$933,652	$825,733
Interest-bearing deposits	2,890,561	2,802,702	2,323,898
Total deposits	3,894,622	3,736,354	3,149,631
Subordinated notes, net	73,968	73,932	73,822
Other borrowings	—	—	—
Operating lease liability	7,744	6,591	7,077
Interest payable and other liabilities	20,397	21,729	23,217
Total liabilities	3,996,731	3,838,606	3,253,747

Common stock	303,155	302,788	301,968
Retained earnings	125,545	115,309	90,734
Accumulated other comprehensive loss, net of taxes	(11,958)	(11,646)	(12,232)
Total shareholders’ equity	416,742	406,451	380,470
Total liabilities and shareholders’ equity	$4,413,473	$4,245,057	$3,634,217

Quarterly Average Balance Data
Average loans held for investment and sale	$3,691,616	$3,567,992	$3,197,921
Average interest-earning assets	4,151,368	3,997,037	3,452,676
Average total assets	4,253,000	4,090,580	3,537,230
Average deposits	3,736,018	3,585,782	3,049,919
Average total equity	410,609	400,501	370,135

Credit Quality
Allowance for credit losses to nonperforming loans	1,763.26%	2,222.32%	1,882.30%
Nonperforming loans to loans held for investment	0.06%	0.05%	0.06%
Nonperforming assets to total assets	0.05%	0.04%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.06%	0.05%	0.06%

(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Capital Ratios
Total shareholders’ equity to total assets	9.44%	9.57%	10.47%
Tangible shareholders’ equity to tangible assets(1)	9.44%	9.57%	10.47%
Total capital (to risk-weighted assets)	13.72%	13.97%	14.38%
Tier 1 capital (to risk-weighted assets)	10.85%	11.00%	11.27%
Common equity Tier 1 capital (to risk-weighted assets)	10.85%	11.00%	11.27%
Tier 1 leverage ratio	10.03%	10.17%	11.05%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Pre-tax, pre-provision income
Pre-tax income	$20,099	$18,391	$15,152
Add: provision for credit losses	2,500	1,900	2,000
Pre-tax, pre-provision income	$22,599	$20,291	$17,152
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com